Exhibit 99.1

GENERATION HEMP, INC. TO PRESENT AT

THE USA CBD EXPO IN ATLANTA, GEORGIA ON FRIDAY, JUNE 11

Gary C. Evans, Chairman & CEO, To Present

On First Day Of Noteworthy Event

DALLAS, TX – June 10, 2021, Generation Hemp, a Dallas/Fort Worth based midstream hemp company (OTCQB: GENH) today announced that the Company will attend the USA CBD Expo in Atlanta, Georgia on Friday, June 11 thru Sunday, June 13. The 3-day exhibition is the nation’s largest CBD and hemp event, including 500 of the industry’s largest brands (https://usacbdexpo.com/tickets/).

Gary C. Evans, Chairman and CEO of Generation Hemp, Inc., will present at the exhibition’s Networking Event on Friday afternoon, June 11 at approximately 6:15pm EDT. At the event, the Company will review and discuss the launch of its new industrial animal bedding division derived from hemp fiber. This animal bedding division is part of Generation Hemp’s long-term plan to focus on industrial applications for the utilization of hemp’s hurd, fiber, and grain products. Companies and individuals interested in purchasing hemp animal bedding from the Company should contact Halcyon Thruput at dry@halcyonthruput.com. For those interested in arranging a meeting with Mr. Evans during the Expo please contact either Melissa Pagen at mpagen@genhempinc.com or Jack Sibley at jack@halcyonthruput.com, each of whom will also be attending the convention.

About Generation Hemp, Inc.

Generation Hemp, Inc. is a Dallas/Fort Worth based hemp company that operates in the midstream sector. With operations in Hopkinsville, Kentucky and Denver, Colorado, the company uses its proprietary technology to dry, clean and store hemp. In addition, Generation Hemp also owns and leases real estate to cannabis companies located within the greater Denver area.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates,” “projects”, “forecasts”, “proposes”, “should”, “likely” or similar expressions, indicates a forward-looking statement. These statements and all the projections in this press release are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.

Contact:

Anthony D. Andora

Generation Hemp, Inc.

Phone: 720-317-8927

Email: Aandora@GenHempInc.com